EXHIBIT 99.2

Washington Banking Declares Quarterly Dividend of $0.14 per Share

OAK HARBOR, WA – April 4, 2014 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, announced today that the Board of Directors declared a cash dividend of $0.14 per common share to be paid on April 29th to shareholders of record on April 15, 2014. Payment of the quarterly dividend has been accelerated due to the pending merger of the Company with Heritage Financial Corporation (Nasdaq: HFWA).

Direct deposit of dividends is available for registered holders of WBCO. The quickest way for registered holders to have their dividends deposited directly into a transaction account is to log-in to the “Investor Centre” area of the transfer agent’s website at www.computershare.com. Registered holders of WBCO shares may also enroll in this service by calling Computershare at 1-800-962-4284 and requesting an enrollment form.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank currently operates 32 full-service branches located in six counties in Northwestern Washington.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as dividends and dividend payout ratios. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) future operating results and the continued success of the Company’s business plan. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

Note: Transmitted on Globe Newswire on April 4, 2014 at 1:00 p.m. PT.